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                                                                 EXHIBIT 99.1

Press Release

                  CYTRX TRANSFORMATION COMPLETED AS IT FOCUSES
                       ON RNAI TECHNOLOGY AND HIV PROGRAM



[LOS ANGELES, CA, January 16] - In line with its strategy to become a fully integrated drug development company using RNAi technology and DNA-based vaccines, CytRx Corporation (Nasdaq: CYTR) announced today that it will cease funding its existing investments in genomics companies to focus on its core strategy of developing human therapeutics for large market indications. This event will have no effect on CytRx's cash or working capital position.

In the past nine months, CytRx has invested more than $3.7 million in research focused on using RNAi ("gene suppression") technology to treat or cure ALS (also known as Lou Gehrig's Disease), type 2 diabetes, obesity, and cytomegalovirus ("CMV"). CytRx holds exclusive licenses from the University of Massachusetts Medical School for these technologies, as well as an exclusive license for a DNA-based HIV vaccine technology that is expected to enter a Phase I clinical trial in the first quarter of this year.

"With this action, CytRx completes its break with the past and will concentrate entirely on developing treatments and cures for major market medical indications. It was our position that continuing to invest in genomics companies would take away both capital and management's time from the development of our therapeutic programs," said Steven A. Kriegsman, CytRx CEO.

CytRx, through its GGC Pharmaceuticals, Inc. subsidiary ("GGC"), owns 40% of Blizzard Genomics ("Blizzard") and 5% of Psynomics, Inc. ("Psynomics"). CytRx has decided that it will not make further investments in these genomics companies. In addition, CytRx now believes that there is substantial doubt about their abilities to continue as going concerns. Consequently, CytRx expects to record a write off of its investments in the genomics companies in the quarter ending December 31, 2003. The write off will have no impact upon CytRx's cash or working capital position.

GGC (formerly known as Global Genomics Capital, Inc.), prior to its merger with CytRx, invested a total of approximately $1.65 million in cash in Blizzard and Psynomics. Subsequent to the merger, CytRx has invested less than $25,000 in the companies. For accounting purposes, the carrying value of the Blizzard and Psynomics investments, as of September 30, 2003, was approximately $5.85 million, all of which was accounted for as an intangible asset. In the first nine months of 2003, CytRx's consolidated financial statements included its portion of the Blizzard Genomics losses of approximately $245,000 or $0.01 per share and amortization of the recorded investment of approximately $550,000 or $0.02 per share. Beginning in the first quarter of 2004, these charges will be eliminated from CytRx's consolidated financial reports.


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ABOUT CYTRX CORPORATION

CytRx Corporation is a biopharmaceutical company engaged in the development and commercialization of large-market opportunity products in a variety of therapeutic categories. The company formed a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds for obesity, type II diabetes and ALS, including using a promising new technology known as RNA interference (RNAi). CytRx licensed from UMMS the exclusive worldwide rights to a DNA-based HIV vaccine technology. The company recently initiated a research program with Massachusetts General Hospital to use RNAi technology to develop a drug for the prevention, treatment or cure for ALS. The company has licensed its TranzFect delivery technology for DNA-based vaccines for certain diseases. For more information, visit CytRx's website at www.cytrx.com.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of CytRx's diabetes, obesity, ALS, CMV and HIV vaccine, research, the need for future clinical testing of any RNAi-based products or HIV vaccine that may be developed by CytRx and of the HIV vaccine, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx's RNAi technology or HIV vaccine, CytRx's potential need for additional capital, risks relating to the enforceability of any patents covering CytRx's products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx's products. Additional uncertainties and risks are described in CytRx's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.